EXHIBIT 5.1

November 3, 2025

Corbus Pharmaceuticals Holdings, Inc.

500 River Ridge Drive

Norwood, Massachusetts 02062

Ladies and Gentlemen:

We have acted as counsel to Corbus Pharmaceuticals Holdings, Inc., a Delaware corporation (the “Company”), in connection with (i) the preparation and filing of the Registration Statement on Form S-3 (Registration No. 333-277888) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), (as so filed and as amended, the “Registration Statement”) and the related prospectus contained in the Registration Statement (the “Base Prospectus”) and (ii) the preparation and filing of the prospectus supplement, dated October 30, 2025 (the “Prospectus Supplement”) relating to the issuance and sale by the Company of up to an aggregate of (i) 5,609,615 shares of common stock, par value $0.0001 per share (the “Common Stock”) of the Company (the “Shares”) (including 865,384 shares of Common Stock issuable by the Company upon exercise of an option to purchase additional shares granted by the Company to the underwriters) and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase an aggregate of 1,025,000 shares of Common Stock (such shares issuable upon exercise of the Pre-Funded Warrants, the “Pre-Funded Warrant Shares”).

The Shares and Pre-Funded Warrants are to be issued and sold by the Company pursuant to the Underwriting Agreement, dated as of October 30, 2025 (the “Underwriting Agreement”), between the Company and Jefferies LLC, as representative of the several underwriters named therein, the form of which is being filed with the Commission as Exhibit 1.1 to the Company’s Current Report on Form 8-K, filed on the date hereof.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, the representations and warranties set forth in the Underwriting Agreement, and certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that (i) the Shares have been duly authorized for issuance, and when issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable, (ii) when the Pre-Funded Warrants have been duly executed and delivered by the Company and paid for by the purchasers in accordance with the terms of the Underwriting Agreement, the Pre-Funded Warrants will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles and (iii) the Pre-Funded Warrant Shares have been duly authorized and, when issued upon the due exercise of the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), as currently in effect, and reported judicial decisions interpreting such provisions of the DGCL.

The opinion expressed herein is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. We undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after that date or for any other reason.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company on the date hereof and which is incorporated by reference into the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP